Exhibit 99.1
November 5, 2007
Mr. Richard F. Pops
[Home Address]
RE: Your employment agreement with Alkermes, Inc. dated February 27, 2007
Dear Richard,
This letter amendment (the “Amendment”) serves to amend the first sentence of Section 2b of your employment agreement with Alkermes, Inc. dated February 27, 2007 (the “2007 Agreement”).
The 2007 Agreement will be modified as follows, effective as of the date of this Amendment. Modified language is designated by italic text.
2.	Compensation and Related Matters.
(b)	For a period of one year, you will be eligible to receive your current target bonus under the Company named-executive bonus plan and restricted stock and/or stock options commensurate with recent equity awards based on performance criteria to be determined by the Compensation Committee of the Board.
Except as expressly provided in this Amendment all other terms and conditions of the 2007 Agreement shall continue in full force and effect as provided therein.
This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the choice of law principles of that or any other jurisdiction.
Please countersign the enclosed duplicate original of this letter indicating your acceptance to the terms above.

Sincerely, ALKERMES, INC.
By:	/s/ Michael Landine

Title:	Senior Vice President

Agreed and Accepted:
By:	/s/ Richard F. Pops
Richard F. Pops

Date:	November 5, 2007